UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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ZELTIQ Aesthetics, Inc.
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On February 13, 2017, Mark Foley, Chief Executive Officer of ZELTIQ Aesthetics, Inc., sent an email to the ZELTIQ employees attaching a letter from the Chairman, President & CEO of Allergan plc as follows:

Dear ZELTIQ Family,

This morning, we announced that ZELTIQ has entered into a definitive agreement to be acquired by Allergan plc with an expected close early in the second half of 2017 pending ZELTIQ shareholder approval and customary regulatory approvals. Allergan’s interest in acquiring ZELTIQ validates the large opportunity for body contouring and the differentiated nature of our technology while acknowledging our valuable brand and top notch organization. The acquisition provides us with an exciting opportunity to accelerate our growth as we will benefit from Allergan’s broad infrastructure, expertise in aesthetics and significant resources that we can leverage to grow our business. Our strengths together will extend ZELTIQ’s capabilities beyond what we could have done as a stand-alone company.

During our discussions with Allergan, they indicated that their motivation to do the acquisition was to expand into body contouring.  As a result, they expect to create a new body contouring business unit, which will be anchored by ZELTIQ, and which will become one of the three main pillars of their aesthetics franchise - Facial Aesthetics, Plastic and Regenerative and Body Contouring. Together, we will continue to pioneer and lead the way in aesthetics.

I realize that this announcement will create some understandable anxiety and uncertainty. As a leadership team, we are committed to being transparent and open in our communications and will do our best to keep you updated and informed.  Despite the inherent uncertainty, I wanted to let you know that I truly believe that this a great deal for both ZELTIQ shareholders and employees.  For many of you, the acquisition will provide expanded career and development opportunities.  Due to Allergan’s commitment to body contouring and lack of familiarity with energy devices, they have a sincere commitment to ensuring stability and retention so that they can build upon what we have created.  Also, during our discussions, Allergan took a very pro employee approach which we will be able to share with you as we work through the logistics.  At this early stage, we haven’t finalized some of the details but we plan to provide you with periodic updates as more information becomes available. As a start, we will establish an email address, which will be operational shortly, for you to submit any questions.  We will attempt to research the answers and then publish those answers in an ongoing Frequently Asked Questions (FAQ) section as a part of regular transition updates.  Also, we have arranged for a series of phone calls and in-person meetings to ensure that the entire organization is hearing directly from management and so that you have a chance to ask questions.

With the announcement of the acquisition, it is more important than ever that we maintain our focus and work together as a global team to execute on our 2017 plan.  Until the acquisition closes, we will remain and operate as an independent organization and we need to ensure that we continue to build on our momentum in the marketplace.  I am incredibly proud of what we have accomplished and I sincerely thank each and every one of you for the contributions that you have made to our success.  Despite our tremendous performance to date, I truly believe that ZELTIQ’s best days are ahead of us!

Lastly, please find an attached letter from Brent Saunders, Chairman, President & CEO of Allergan expressing his excitement for the deal while also sharing more about Allergan as a Company.

Best,
Mark

Attached Letter:

February 13, 2017

Dear ZELTIQ Colleagues:

Today is an historic day for both Allergan and ZELTIQ, as we announce the proposed combination of our two great companies. By adding CoolSculpting, your best-in-class body contouring system, to our leading best-in-class facial aesthetics, plastic surgery and regenerative medicine offerings, we’ll create a world-class business that is uniquely positioned to offer the most comprehensive and dynamic portfolio to plastic surgeons, dermatologists and aesthetic practitioners. Over the next several weeks you will surely hear more about our exciting future together. In the meantime, I wanted to share with you a little about Allergan and our culture.

Who We Are

Allergan is a bold, global pharmaceutical company. We are focused on developing, manufacturing and commercializing branded pharmaceuticals, devices, biologic and tissue products for patients around the world. Beyond our world-class aesthetics business, we also market a portfolio of leading brands and best-in-class products for the central nervous system, eye care, dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories. Our global footprint, which includes commercial operations in approximately 100 countries, enables us to deliver important medicines to customers and patients around the world.

We are also an industry leader in Open Science, our R&D model, which defines our approach to building and delivering game-changing ideas and innovation for better patient care. This approach has led us to build one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development. And your R&D expertise and capabilities will make us even stronger.

Our manufacturing team operates out of 14 sites - in the US, Ireland, France, Germany, Belgium, Costa Rica and Brazil - and makes oral medicines, sterile injectables, devices and tissue products. We do not make capital equipment or add-on consumables, so your manufacturing team will be a welcome addition to our family.

How We Work

Our success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life.

Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right. Your remarkable recent growth and reputation for innovation align strongly with our bold culture and are the reasons why we believe our combination represents an extraordinary opportunity for our patients, customers, investors and each other.

We can’t wait to learn from you, work with you, and drive results for our future.

Sincerely,

/s/ Brent Saunders

Brent Saunders
Chairman, President & CEO

Additional Information and Where to Find It.

In connection with the proposed transaction, ZELTIQ Aesthetics, Inc. will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction.  The definitive proxy statement will be mailed to ZELTIQ Aesthetics, Inc. stockholders in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ZELTIQ Aesthetics, Inc. website at www.zeltiq.com or by contacting ZELTIQ Aesthetics, Inc. Investor Relations at (925) 474-2500.

ZELTIQ Aesthetics, Inc., Allergan plc and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of ZELTIQ Aesthetics, Inc. in connection with the proposed transaction.  Information regarding the special interests of ZELTIQ's directors and executive officers in the proposed transaction will be included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from ZELTIQ Aesthetics, Inc. Investor Relations as described above. Information about Allergan’s directors and executive officers can be found in Allergan’s definitive proxy statement filed with the SEC on March 25, 2016. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Allergan’s website at www.allergan.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link.